FOR IMMEDIATE RELEASE July 23, 2007	Contact: Greg Steffens, President (573) 778-1800

SOUTHERN MISSOURI BANCORP REPORTS ON
FOURTH QUARTER AND YEAR END RESULTS

BOARD DECLARES QUARTERLY DIVIDEND OF $.10 PER SHARE - UP 11%

Poplar Bluff, Missouri - Southern Missouri Bancorp, Inc. ("Company") (NASDAQ: SMBC), the parent corporation of Southern Missouri Bank and Trust Co. ("Bank"), today announced net income for the fourth quarter of fiscal 2007 of $813,000, or $.36 per diluted share, an increase of 4.4%, or $34,000, as compared to net income of $779,000, or $.35 per diluted share, during the same period of the prior year. The increase in quarterly earnings was due to a reduction in income tax provision of $234,000 and an increase in net interest income of $51,000, partially offset by a $235,000 increase in non-interest expenses, compared to the year-ago period. For fiscal 2007, the Company's net income totaled $2.9 million, or $1.29 per diluted share, an increase of 5.2%, or $144,000, as compared to net income of $2.8 million, or $1.24 per diluted share, earned in fiscal 2006. The increase in earnings for the fiscal year was due to an increase in net interest income of $329,000, a reduction in income tax provisions of $232,000, and an increase in non-interest income of $63,000, partially offset by a $430,000 increase in non-interest expenses and a $50,000 increase in loan loss provisions, compared to the year-ago period.

Dividend Declared:

The Company is pleased to announce that the Board of Directors, on July 20, 2007, declared its 53rd consecutive quarterly dividend since the inception of the Company, increasing the cash dividend to $.10 per share. This dividend will be paid on August 31, 2007, to shareholders of record at the close of business on August 15, 2007. The Board of Directors and management believe the increase in our quarterly cash dividend enhances shareholder value and demonstrates our commitment to and confidence in our future prospects.

Balance Sheet Summary:

The Company experienced balance sheet growth with total assets increasing $29.2 million, or 8.3%, to $379.9 million at June 30, 2007, as compared to $350.7 million at June 30, 2006. This growth was due to increases in outstanding loan balances, partially offset by a decrease in investments. Asset growth has been funded primarily with retail and public deposits, and Federal Home Loan Bank (FHLB) advances.

Loans, net of the allowance for loan losses, increased $31.1 million to $312.0 million at June 30, 2007, an increase of 11.1%, as compared to $280.9 million at June 30, 2006. The increase primarily reflects growth in commercial and commercial real estate loan balances of $10.9 million and $12.3 million, respectively, while residential real estate loans increased $8.1 million. Asset quality remains strong with net loan charge-offs for fiscal 2007 totaling 0.04% of average loans, compared with 0.25% during the same period of the prior year. Our allowance for loan losses at June 30, 2007, totaled $2.6 million, representing .81% of total loans and 9,845% of non-performing loans, compared to $2.1 million, or .73% of total loans, and 3,889% of non-performing loans at June 30, 2006.

Total liabilities increased $27.1 million to $351.2 million at June 30, 2007, an increase of 8.4% as compared to $324.1 million at June 30, 2006. FHLB advances increased $8.0 million to $54.0 million, as compared to $46.0 million at June 30, 2006. At June 30, 2007, FHLB borrowings included $7.0 million in the form of short-term borrowings; at June 30, 2006, the Bank had no short-term FHLB borrowings. Deposits increased $12.0 million to $270.1 million at June 30, 2007, as compared to $258.1 million at June 30, 2006. The increase in deposits was due to an increase of $25.5 million in retail and public deposits, offset by the net maturity of $13.5 million in brokered certificates of deposit. Retail and public deposits increased as non-brokered certificate of deposit balances grew by $18.5 million, savings accounts were up $9.6 million (due to a single large public deposit), and checking accounts grew by $4.5 million (of this growth, $3.1 million was in accounts tied to repurchase agreements, with customers whose account balances tend to fluctuate), partially offset by reductions in money market savings and money market deposit accounts of a combined $6.2 million. The average loan to deposit ratio for the quarter was 120% as compared to 110% for the same period of the prior year.

The Company's stockholders' equity increased $2.1 million, or 8.1%, to $28.7 million at June 30, 2007, from $26.6 million at June 30, 2006. The increase was due to retention of net income, and an increase in the market value of the investment portfolio, partially offset by stock repurchases and cash dividends.

The Company announced, on June 6, 2007, the completion of its April 2004 plan to repurchase 115,000 shares of its common stock, or approximately 5% of its outstanding common shares. On June 21, 2007, the Company announced its intention to repurchase an additional 110,000 shares of its common stock, or approximately 5% of its 2.2 million outstanding shares. No activity has yet occurred under this new repurchase program.

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Income Statement Summary:

The Company's net interest income for the fourth quarter of fiscal 2007 increased to $2.6 million, up $51,000, or 2.0%, as compared to the same period of the prior year. For the fiscal year ended June 30, 2007, net interest income increased to $9.9 million, up $329,000, or 3.4%, as compared to the prior fiscal year. The increases were primarily due to an increase in the average balance of interest earning assets, partially offset by a decrease in average interest rate spread. For the fourth quarter of fiscal 2007, a $22.3 million increase in average interest earning assets was partially offset by a decrease in average interest rate spread, to 2.58%, as compared to 2.77% for the same period of the prior fiscal year. For the twelve months ended June 30, 2007, a $17.9 million increase in average interest earning assets was partially offset by a decrease in average interest rate spread, to 2.57%, as compared to 2.69% for the same period of the prior fiscal year. The decrease in average interest rate spread for both the three- and twelve-month periods, as compared to the same periods of the prior fiscal year, was primarily a result of an increase in rates paid on CDs and money market passbook accounts due to increases in market rates of interest, as well as an increase in the average amount borrowed from the FHLB to fund loan growth, and was partially offset by an increase in loan and investment yields.

The Company's non-interest income for the fourth quarter of fiscal 2007 was unchanged at $565,000, compared to the same period of the prior fiscal year. For the fiscal year ended June 30, 2007, non-interest income increased to $2.2 million, up $63,000, or 3.0%, as compared to the prior fiscal year. The increase for the fiscal year was primarily due to increased debit card and secondary market loan income, partially offset by lower non-sufficient funds fee income.

Non-interest expense for the fourth quarter of fiscal 2007 increased to $2.0 million, up $235,000, or 13.6%, as compared to the same period of the prior year. For the fiscal year ended June 30, 2007, non-interest expense increased to $7.5 million, up $430,000, or 6.1%, as compared to the same period of the prior year. Non-interest expense increased in both the three- and twelve month periods ended June 30, 2007, compared to the same periods of the prior fiscal year, due to higher compensation, legal, and occupancy expenses, partially offset by decreases in costs of correspondent bank services. The increase in the fourth quarter, compared to the year-ago period, was significantly impacted by several unusual items:

(1)	a $50,000 accrual for legal expenses - accrued for potential legal costs which may be incurred to obtain a recovery on our large loan loss reported in fiscal 2005,
(2)	a $41,000 increase in incentive compensation expense - incurred additional expense under our existing bonus program in recognition of this year's strong loan and deposit growth, and
(3)	a $17,000 increase in charges to write down our investments in federal and state tax credits - while the benefits of these investments reduce our tax provisions, the reduction in the remaining book value of our investment is reported as non-interest expense.

Absent the impact of the three increased expenses identified above, non-interest expense would have increased by 7.3% in the fourth quarter, compared to the year-ago period. In general, management feels that the Company's control of non-interest expenses has been far better than our reported results would indicate for the fourth quarter of the fiscal year. These three items also factored into the increased non-interest expenses for the fiscal year, but with a less pronounced effect. Additionally, during fiscal 2006, the Bank opened a new facility in Sikeston, Missouri. Non-interest expense attributable to that location totaled $434,000 for fiscal 2007, as compared to $254,000 during the six months the facility was open in fiscal 2006. Absent the increase attributable to the new facility, we estimate that non-interest expense would have increased by 3.6% for fiscal 2007, as compared to fiscal 2006.

The efficiency ratio for the three- and twelve-month periods ended June 30, 2007, was 62.8% and 61.5%, respectively, compared to 56.2% and 59.8% for the same periods of the prior fiscal year. The deterioration for the fiscal year, compared to the prior fiscal year, was due to the rate of increase in non-interest expenses, which exceeded the rate of increase in net interest income and non-interest income. The more significant deterioration in the fourth quarter, compared to the year-ago period, was due primarily to the unusual items identified above. Absent the unusual non-interest expense increases identified, compared to the prior quarter, the efficiency ratio would have moved up from 56.2% to 58.9%.

Income tax provisions for the fourth quarter of fiscal 2007 decreased 77.2%, or $234,000, compared to the same period of the prior fiscal year. For fiscal 2007, income tax provisions decreased 16.9%, or $232,000, compared to the prior fiscal year. The decrease for both the three- and twelve-month periods ended June 30, 2007, compared to the same periods of the prior fiscal year, was partially due to the reversal of prior years' excess provisions accrued, in order to be in a position to comply with new accounting guidance regarding uncertain tax positions. Additionally, recognition of benefits from acquired tax credits and the Company's investment in additional tax-exempt securities, as well as a reduction in pre-tax income, reduced the Company's required tax provisions.

Except for the historical information contained herein, the matters discussed in this press release may be deemed to be forward-looking statements that involve risks and uncertainties, including changes in economic conditions in the Company's market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in the Company's market area, and competition. Actual strategies and results in future periods may differ materially from those currently expected. These forward-looking statements represent the Company's judgement as of the date of this release. The Company disclaims however, any intent or obligation to update these forward-looking statements.

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SOUTHERN MISSOURI BANCORP, INC.

UNAUDITED CONDENSED CONSOLIDATED FINANCIAL INFORMATION

Selected Financial Data at:	June 30, 2007	June 30, 2006

Total assets	$ 379,927,000	$ 350,684,000
Available-for-sale securities	34,884,000	38,402,000
Loans, net	312,063,000	280,931,000
Allowance for losses on loans	2,551,000	2,058,000
Non-performing assets	148,000	269,000
Deposits	270,088,000	258,069,000
FHLB advances	54,000,000	46,000,000
Securities sold under repurchase agreements	17,758,000	11,296,000
Subordinated Debt	7,217,000	7,217,000
Stockholders' equity	28,714,000	26,554,000

Equity to assets ratio	7.56%	7.57%
Allowance as a percentage of gross loans	0.81%	0.73%
Non-performing loans as a percentage of loans	0.01%	0.02%

Per common share:

Closing Market Price	$ 14.95	$ 13.00
Tangible book value	12.06	10.86

	Three Months Ended June 30,		Twelve Months Ended June 30,
Selected Operating Data:	2007	2006	2007	2006
Net interest income	$ 2,571,000	$ 2,520,000	$ 9,929,000	$ 9,600,000
Provision for loan losses	285,000	270,000	605,000	555,000
Noninterest income	565,000	566,000	2,207,000	2,144,000
Noninterest expense	1,969,000	1,734,000	7,458,000	7,028,000
Income taxes	69,000	303,000	1,145,000	1,377,000
Net income	$ 813,000	$ 779,000	$ 2,928,000	$ 2,784,000

Per common share:
Net earnings:
Basic	$ .37	$ .35	$ 1.32	$ 1.25
Diluted	$ .36	$ .35	$ 1.29	$ 1.24

Cash dividends	$ .09	$ .09	$ .36	$ .36

Average basic shares outstanding	2,218,948	2,225,731	2,225,658	2,224,409
Average diluted shares outstanding	2,258,782	2,254,356	2,264,236	2,252,261

Profitability Ratios:

Return on average assets	.87%	.89%	.80%	.80%

Return on average common equity	11.3%	11.9%	10.5%	10.8%

Net interest margin	2.92%	3.06%	2.90%	2.96%
Net interest spread	2.58%	2.77%	2.57%	2.69%

Efficiency Ratio	62.8%	56.2%	61.5%	59.8%